UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2009

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on January 14, 2009, Gottschalks Inc. (the "Company") filed a voluntary petition (the "Chapter 11 Petition") for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (administered under Case No. 09-10157). In connection with the Chapter 11 Petition, on March 4, 2009, the Bankruptcy Court entered the Order Approving Sale Procedures With Respect to the Sale of Substantially All of the Debtor's Assets as a Going Concern and/or via Store Closing Sales (Docket No. 223) (the "Sale Procedures Order") approving sale procedures with respect to the sale of substantially all of the Company's assets as a going concern and/or via store closing sales. The Sale Procedures Order is publicly available and may be accessed on the Internet at http://pacer.psc.uscourts.gov or www.kccllc.net/gottschalks.

On the basis of the Sale Procedures Order, the Company entered into an Agency Agreement (the "Agreement") on March 9, 2009 with a joint venture comprised of SB Capital Group, LLC, Tiger Capital Group, LLC, Great American Group, LLC, and Hudson Capital Partners, LLC (collectively, the "Agent"), as a stalking horse bidder. The consummation of the transactions contemplated by the Agreement is subject to (i) the Company not receiving a higher or better offer at an auction of all or substantially all of the assets of the Company, to be held on or before March 30, 2009 (the "Auction") in accordance with the Sale Procedures Order, and (ii) other customary closing conditions set forth in the Agreement.

Under the Agreement, the Company appointed the Agent to conduct the sale of merchandise located at 58 retail stores and the Company's distribution center (collectively, the "Stores") and, to the extent not otherwise designated by the Company, to dispose of certain furnishings, trade fixtures and equipment with respect to the Stores (the "Sale"). The Agreement sets forth the terms and conditions of the Sale at the Stores and the corresponding rights and obligations of the Agent and the Company. The Agreement provides that the Sale will commence on or about April 3, 2009 and will be completed on or before July 15, 2009 (the "Sale Termination Date"). The Sale Termination Date may be extended by mutual agreement of the Agent, the Company, and the agent for the Company's senior secured lenders.

Pursuant to the Agreement, the Company is guaranteed to receive, irrespective of actual Sale proceeds, 85% of the aggregate cost value of the merchandise to be sold, plus an amount sufficient to cover certain Company expenses during the term of the Sale (the "Guaranteed Amount"). To the extent that the total proceeds from the Sale exceed the Guaranteed Amount, the Agent will be entitled to retain the balance of the Sale proceeds, up to four percent (4%) of the aggregate cost value of the merchandise (the "Agent's Fee"). Any remaining Sale proceeds in excess of the Guaranteed Amount and the Agent's Fee will be shared 50% to the Company and 50% to the Agent. All unsold merchandise remaining, if any, in the Stores at the conclusion of the Sale shall become the property of the Agent, free and clear of all liens, subject to the Company's right to the payment of any and all amounts owing to it under the Agreement and provided that the Agent uses reasonable best efforts to sell all merchandise during the Sale.

The Agreement contains customary representations, warranties, covenants and indemnities by the Company and the Agent. Under the Agreement, and on the basis of the Sale Procedures Order, the Company granted to the Agent a security interest in the merchandise included in the Sale, the furnishings, trade fixtures and equipment located in the Stores (to the extent the Company and the Agent agree upon an advance lump sum payment for such furnishings, fixtures and equipment), and all proceeds from the Sale of such merchandise, furnishings, fixtures and equipment. The Agent's security interest is junior to the security interests of the Company's senior secured lenders under its post-petition senior secured, super-priority debtor-in-possession credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

March 12, 2009	By: /s/ J. Gregory Ambro J. Gregory Ambro Chief Operating Officer